Exhibit 99

Press Release

Jones Lang LaSalle Incorporated

Contact:	Gayle Kantro
Phone:	+1 312 228 2795
Email:	gayle.kantro@am.jll.com

Jones Lang LaSalle Announces Leadership Changes

Peter Roberts named Chief Strategy Officer and Lauralee Martin appointed Chief Executive Officer, Americas

CHICAGO, November 27, 2012 – Jones Lang LaSalle (NYSE: JLL) announced today two leadership changes that will position the firm for further growth in the coming years. Peter Roberts, currently Chief Executive Officer, Americas, will become Chief Strategy Officer. Lauralee Martin, currently Chief Operating and Financial Officer, will succeed Roberts as CEO, Americas. The changes will be effective January 1, 2013.

Roberts has made significant contributions to Jones Lang LaSalle, both in the Americas region and for the firm globally. During his 10-year tenure as CEO of the Americas, annual revenues in the region have grown six-fold through organic growth and transformational mergers. He also has been a member of the firm’s Global Executive Committee, which guides the firm’s global strategy.

“Peter has played a leading role in making Jones Lang LaSalle the premier commercial real estate brand in the Americas,” said Colin Dyer, Chief Executive Officer of Jones Lang LaSalle. “In the newly created role of Chief Strategy Officer, he will combine his real estate expertise, client-first perspective and critical thinking to help implement our growth strategy for the future.”

Martin joined Jones Lang LaSalle in 2002 as Chief Financial Officer and was appointed to the additional position of Chief Operating Officer in 2005. Under her leadership, the firm has maintained an investment grade balance sheet. She built the firm’s industry-leading Energy and Sustainability Services business, helped structure acquisitions across its global platform, and contributed to productivity growth and client service through the development of a globally unified technology platform.

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“Lauralee’s combined experience, and her quick and decisive approach, make her uniquely qualified to lead the Americas into a period of further rapid revenue growth,” Dyer said. “At a time when our business is increasingly characterized by the need for clarity and speed, she will focus the Americas on driving client services, increasing productivity and investing in our people.”

Martin and Roberts will work together to ensure a seamless transition while a search is conducted for the Chief Financial Officer role. Until a new CFO is appointed, Martin will retain responsibility for the function.

About Jones Lang LaSalle

Jones Lang LaSalle (NYSE: JLL) is a financial and professional services firm specializing in real estate. The firm offers integrated services delivered by expert teams worldwide to clients seeking increased value by owning, occupying or investing in real estate. With 2011 global revenue of more than $3.6 billion, Jones Lang LaSalle serves clients in 70 countries from more than 1,000 locations worldwide, including 200 corporate offices. The firm is an industry leader in property and corporate facility management services, with a portfolio of approximately 2.1 billion square feet worldwide. LaSalle Investment Management, the company’s investment management business, is one of the world’s largest and most diverse in real estate with $47 billion of assets under management.

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Notes:

Americas Region

Jones Lang LaSalle’s Americas region comprises 15,500 employees located in 80 offices in eight countries in North and Latin America.

Peter Roberts

Roberts joined Jones Lang LaSalle in 1986. Prior to being named CEO, Americas, he held various leadership roles at the firm, including Chief Operating Officer, Chief Financial Officer and Co-President of Tenant Representation, and he was a key member of the Capital Markets business.

Roberts earned an M.B.A. from Harvard Business School and graduated magna cum laude with an A.B. in Economics from Dartmouth College. He serves on the Board of Directors of Children’s Memorial Hospital in Chicago, the Board of Trustees of Ravinia Festival and the Board of Trustees of The Latin School of Chicago. He is also a member of the Real Estate Roundtable, the Economic Club of Chicago, the Executives’ Club of Chicago, the Executive Committee of The Cara Program and CEOs Against Cancer.

Lauralee Martin

Prior to joining Jones Lang LaSalle, Martin led the real estate businesses at Heller Financial, Inc. and General Electric Capital Corporation. She is currently a member of the Board of Directors of Kaiser Aluminum, a leading producer of specialty aluminum products, and HCP, Inc., a real estate investment trust focusing on properties in the healthcare industry. She previously served as a member of the Board of Directors of KeyCorp, a bank holding company, and Gables REIT, which specializes in apartment properties.

She received an M.B.A. from the University of Connecticut, where she was inducted into the Hall of Fame, and a B.A. from Oregon State University. She is a Trustee of the Urban Land Institute, a Trustee of the International Council of Shopping Centers, and a member of the Executives’ Club of Chicago and the Chicago Network.

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